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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MAXIMUS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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11419 Sunset Hills Road
Reston, Virginia 20190
(703) 251-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 18, 2011

        The 2011 Annual Meeting of Shareholders of MAXIMUS, Inc. will be held at our corporate headquarters at 11419 Sunset Hills Road in Reston, Virginia on March 18, 2011 at 11:00 a.m., Eastern Time, to consider and act upon the following matters:

  1.
  The election of three Class II Directors to serve until the 2014 Annual Meeting of Shareholders.

  2.
  An advisory vote to approve the compensation of the Named Executive Officers.

  3.
  An advisory vote on whether shareholders will vote on Named Executive Officer compensation every one, two or three years.

  4.
  The ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2011 fiscal year.

  5.
  The transaction of any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders of record at the close of business on January 14, 2011 will be entitled to vote at the annual meeting or at any adjournment of the annual meeting.

        Under Securities and Exchange Commission rules, we have elected to deliver our proxy materials to shareholders over the Internet. That delivery process allows us to provide shareholders with the information they need while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about January 25, 2011, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our 2011 proxy statement and 2010 annual report. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

        Our board of directors hopes that you will attend the meeting. Whether or not you plan to attend, your vote is very important. There are several ways that you can cast your ballot—by telephone, by Internet, by mail (if you request a paper copy) or in person at the annual meeting.

By Order of the Board of Directors,
David R. Francis, Secretary

January 25, 2011

11419 Sunset Hills Road
Reston, Virginia 20190
(703) 251-8500

PROXY STATEMENT

        Our board of directors is making this proxy statement, our 2010 annual report on Form 10-K and a form of proxy available to you in connection with the solicitation of proxies by the board of directors for use at the 2011 Annual Meeting of Shareholders to be held at our corporate headquarters at 11419 Sunset Hills Road in Reston, Virginia on March 18, 2011 and at any adjournments of the meeting.

        Pursuant to Securities and Exchange Commission rules, we have elected to provide our proxy materials to our shareholders primarily over the Internet rather than mailing paper copies of those materials to each shareholder. Accordingly, on or about January 25, 2011, we first sent a Notice of Internet Availability of Proxy Materials (the "Notice") to shareholders to provide website and other information for the purpose of accessing our proxy materials. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request proxy materials in printed form by mail on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the annual meeting.

GENERAL INFORMATION ABOUT VOTING

        Who can vote.    You will be entitled to vote your shares of MAXIMUS common stock at the annual meeting if you were a shareholder of record at the close of business on January 14, 2011. As of that date, 17,163,021 shares of common stock were outstanding and entitled to one vote each at the meeting. You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 14, 2011.

        How to vote your shares.    You may vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, you may vote your shares in any of the following ways:

  •
  By Internet.  You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the control number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

  •
  By Telephone.  You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the control number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

  •
  By Mail.  If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

  •
  In Person.  If you are a shareholder of record, you may vote in person at the annual meeting. You will receive a ballot when you arrive. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from the organization that holds your shares in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain the legal proxy.

        Online and telephone voting are available through 11:59 p.m. Eastern Time on March 17, 2011.

        If you vote by proxy, the named proxies (David N. Walker, Dominic A. Corley and David R. Francis) will vote your shares as you have instructed. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, the proxies will vote your shares in favor of each of the proposals recommended by the board of directors contained in this proxy statement. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, it could result in a "broker non-vote." For more information, see "Abstentions and broker non-votes" below.

        Quorum.    A quorum of shareholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum.

        Number of votes required.    The number of votes required to approve each of the proposals scheduled to be presented at the meeting is as follows:

Proposal		Required Vote
1.	Election of directors	For each nominee, a plurality of the votes cast are for such nominee.
2.	Advisory vote on named executive officer compensation	A majority of the votes cast are for the proposal.
3.	Advisory vote on how often shareholders will vote on named executive officer compensation	A plurality of the votes cast are for the proposal.
4.	Ratification of the Audit Committee's selection of independent public accountants	A majority of the votes cast are for ratification.

        Abstentions and broker non-votes.    A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a "broker non-vote." A broker cannot vote on the election of directors or on matters relating to executive compensation without instructions; therefore, there may be broker non-votes on Proposals 1, 2 and 3. A broker may vote on the ratification of the independent public accountants; therefore, no broker non-votes are expected to exist in connection with Proposal 4. Abstentions and broker non-votes will not count as votes cast with respect to the proposals listed above. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

        Discretionary voting by proxies on other matters.    Aside from the proposals listed above, we do not know of any other proposal that may be presented at the 2011 Annual Meeting. However, if another matter is properly presented at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

        How you may revoke your proxy.    You may revoke your proxy card at any time before we exercise it by substituting a subsequent vote using the same method described in "How to vote your shares" above.

        Expenses of solicitation.    We will bear all costs of soliciting proxies. We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

        Shareholders sharing the same surname and address.    In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our Notice of Internet Availability of Proxy Materials. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials mailed to you, please call or write us at our corporate headquarters, 11419 Sunset Hills Road, Reston, Virginia 20190, Attn: Vice President of Investor Relations, telephone: (800) 368-2152. If you want to receive separate copies of the proxy statement, annual report to shareholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

SECURITY OWNERSHIP

        The following tables show the number of shares of our common stock beneficially owned as of January 1, 2011 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and the nominees for director, (iii) the executive officers named in the Summary Compensation Table contained in this proxy statement and (iv) all of our current directors and executive officers as a group.

        The number of shares beneficially owned by each holder is based upon the rules of the Securities and Exchange Commission ("SEC"). Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares of restricted stock that will vest with 60 days. Accordingly, this table includes shares that each person has the right to acquire on or before March 1, 2011. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

        To compute the percentage ownership of any shareholder or group of shareholders in the following tables, the total number of shares deemed outstanding consists of 17,164,984 shares that were outstanding on January 1, 2011.

Security Ownership of Certain Beneficial Owners

        The following table shows the number of shares of our common stock beneficially owned by the only persons known by us to own more than five percent of our outstanding shares of common stock as of January 1, 2011 (unless otherwise indicated):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	2,412,337	(1)	14.05%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,227,939	(2)	7.15%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	978,549	(3)	5.70%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, New Jersey 07302	866,275	(4)	5.05%

(1)
According to a Schedule 13G filed with the SEC on January 18, 2011, Royce & Associates, LLC reported that it had sole dispositive and voting power over 2,412,337 shares of common stock.

(2)
According to Schedule 13Fs filed with the SEC on November 15, 2010, BlackRock, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, BlackRock Investment Management LLC and BlackRock Group Ltd reported that, through certain related managers, they had sole dispositive and voting power over 1,227,939 shares of common stock.

(3)
According to a Schedule 13F filed with the SEC on November 4, 2010, The Vanguard Group, Inc. reported that it had sole dispositive power over 956,906 shares of common stock, shared dispositive power over 21,643 shares of common stock, sole voting power with respect to 21,643 shares of common stock and no voting power with respect to 956,906 shares of common stock.

(4)
According to a Schedule 13F filed with the SEC on November 12, 2010, Lord, Abbett & Co. LLC reported that it had sole dispositive power over 866,275 shares of common stock, sole voting power with respect to 761,400 shares of common stock and no voting power with respect to 104,875 shares of common stock.

Security Ownership of Management

        The following table shows the number of shares of our common stock beneficially owned by our directors and the nominees for director, the executive officers named in the Summary Compensation Table contained in this proxy statement and all of our current directors and executive officers as a group as of January 1, 2011 (unless otherwise indicated).

	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Russell A. Beliveau	48,513	(2)	*
John F. Boyer	73,738		*
Bruce L. Caswell	145,403		*
John J. Haley	39,297		*
Paul R. Lederer	21,038		*
Richard A. Montoni	283,626		1.65%
Akbar Piloti	1,285		*
Peter B. Pond	70,431		*
Raymond B. Ruddy	119,070		*
Marilyn R. Seymann	22,598		*
James R. Thompson, Jr.	47,721		*
David N. Walker	12,761		*
Wellington E. Webb	11,329		*
All directors and executive officers as a group	913,455		5.32%

*
Percentage is less than 1% of all outstanding shares of common stock.

(1)
Amounts include shares issuable under stock options exercisable on or before March 1, 2011 as follows: Beliveau 16,687; Boyer 73,738; Caswell 135,000; Haley 39,297; Lederer 20,934; Montoni 165,500; Pond 70,431; Ruddy 11,825; Seymann 19,975; Thompson 47,721; Webb 11,329; and all directors and executive officers as a group 617,437.

(2)
Amount includes 31,826 shares held in a trust of which Mr. Beliveau and his spouse are the primary beneficiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2010 fiscal year, our directors, executive officers and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1—ELECTION OF DIRECTORS

General

        The board of directors currently consists of nine directors. Under our charter, the board is divided into three classes, with each class having as nearly equal a number of directors as possible. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of shareholders. At the 2011 Annual Meeting, three Class II Directors will be elected to hold office for three years and until their successors are elected and qualified. The board has nominated Russell A. Beliveau, John J. Haley and Marilyn R. Seymann for election as Class II Directors. Mr. Beliveau, Mr. Haley and Dr. Seymann presently serve as our directors. If you sign and return your proxy card, the persons named in the enclosed proxy card will vote to elect these three nominees unless you mark your proxy card otherwise. The proxy may not be voted for a greater number of nominees than three. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the annual meeting, the proxy may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

Vote Required

        The affirmative vote of a plurality of the total number of votes cast for or withheld from each of Mr. Beliveau, Mr. Haley and Dr. Seymann is required to re-elect each nominee to our board. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the voting of this matter.

Biographical Information

        The following contains biographical information about the nominees and current directors whose terms of office will continue after the 2011 Annual Meeting. As part of the information below, we have included a brief description of the experience, qualifications, attributes and skills that led to the conclusion that each director should serve on the board. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of January 1, 2011, appears above under "Security Ownership—Security Ownership of Management."

Nominees for Class II Directors (for term expiring in 2014)

Russell A. Beliveau
Age 63

        Russell A. Beliveau has served as a director since 1995. He served as our President of Investor Relations from 2000 until his retirement in 2002 and served as President of Business Development from 1998 until 2000. Prior to that, he served as President of the Government Operations Group from 1995 to 1998. Mr. Beliveau has worked in the health and human services industry since 1983. During that time, he held both government and private sector positions at the senior executive level. Mr. Beliveau's past positions include Vice President of Operations at Foundation Health Corporation of Sacramento, California from 1988 through 1994 and Deputy Associate Commissioner (Medicaid) for the Massachusetts Department of Public Welfare from 1983 until 1988. Mr. Beliveau received his Masters in Business Administration and Management Information Systems from Boston College in 1980 and his B.A. in Psychology from Bridgewater State College in 1974.

        The board of directors believes that Mr. Beliveau's qualifications and skills include, among other things, his experience in state government and managing government health and human services programs and his prior service with the Company.

John J. Haley
Age 61

        John J. Haley has served as one of our directors since 2002. Since January 2010 Mr. Haley has served as the Chief Executive Officer and Chairman of the Board of Towers Watson & Co., a human resources and employee benefits consulting firm formed through the merger of Towers, Perrin, Forster & Crosby, Inc. and Watson Wyatt Worldwide, Inc. Previously he served as President and Chief Executive Officer of Watson Wyatt Worldwide, Inc. since 1999. Mr. Haley joined Watson Wyatt in 1977. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

        Mr. Haley is a director of Towers Watson & Co. and also serves on the board of Hudson Highland Group, Inc. He previously served as a director of Watson Wyatt Worldwide, Inc. from 1992 until its merger with Towers Perrin, Forster & Crosby, Inc. in 2010.

        The board of directors believes that Mr. Haley's qualifications and skills include, among other things, his experience as the Chief Executive Officer and Chairman of the Board of a large, publicly-traded consulting firm together with his knowledge of finances and human resources.

Marilyn R. Seymann
Age 68

        Marilyn R. Seymann has served as one of our directors since 2002. Since 2008 Dr. Seymann has served as President and Chief Executive Officer of M One, Inc., a corporate strategy and governance consulting firm for public and private companies. Also, since 2009 she has served as CEO of the Bruce T. Halle Family Foundation, a charitable foundation. From 2007 to 2008 Dr. Seymann served as Chairman and Chief Executive Officer of the International Institute of the Americas, a college focused on adult education. Before that she was Associate Dean of the College of Law at Arizona State University from 2005 to 2007 and President and Chief Executive Officer of M One, Inc. from 1991 to 2005. Prior to forming M One, she held senior management positions with Chase Bank, Arthur Andersen, and was the Associate Dean of the College of Business at Arizona State University. Dr. Seymann holds a B.A. from Brandeis University, an M.A. from Columbia University, and a Ph.D. from California Western University. Among her other publications, Dr. Seymann is co-author of The Governance Game: What Every Board Member & Corporate Director Should Know About What Went Wrong in Corporate America & What New Responsibilities They Are Faced With.

        The board of directors believes that Dr. Seymann's qualifications and skills include, among other things, her previous government experience as well as her understanding of finances and recognized expertise in corporate governance.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE THREE NOMINEES SET FORTH ABOVE.

Class I Directors (term expires in 2013)

Paul R. Lederer
Age 71

        Paul R. Lederer has served as one of our directors since 2003. Mr. Lederer retired from Federal Mogul in 1998 as Executive Vice President, Worldwide Aftermarket, following its acquisition of Fel-Pro where he served as President and Chief Operating Officer from November 1994 to February 1998. Mr. Lederer brings more than 30 years of management experience and leadership in the commercial business sector to MAXIMUS. During his distinguished career, Mr. Lederer has held various senior positions with Federal Mogul, Fel-Pro, Stant, Epicor Industries, and Parker Hannifin. Mr. Lederer holds a B.A. from the University of Illinois and received his J.D. from Northwestern University.

        Mr. Lederer is a director of Dorman Products, Inc. and O'Reilly Automotive, Inc. He also served as a director of Proliance International, Inc. from 1995 to 2009.

        The board of directors believes that Mr. Lederer's qualifications and skills include, among other things, his experience in various leadership and management positions of large, publicly-traded businesses together with his understanding of legal matters.

Peter B. Pond
Age 66

        Peter B. Pond has served as one of our directors since 1997 and as Chairman of the Board since 2001. Mr. Pond is a founder of ALTA Equity Partners LLC, a venture capital firm, and has been a General Partner of that firm since June 2000. Prior to that, Mr. Pond was a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation in Chicago and was head of that company's Midwest Investment Banking Group. Mr. Pond holds a B.S. in Economics from Williams College and an M.B.A. in Finance from the University of Chicago.

        Mr. Pond is a director of Navigant Consulting, Inc.

        The board of directors believes that Mr. Pond's qualifications and skills include, among other things, his experience in the investment and financial industry.

James R. Thompson, Jr.
Age 74

        James R. Thompson, Jr. has served as one of our directors since 2001. Governor Thompson currently serves as Senior Chairman of the international law firm of Winston & Strawn. He was Chairman of the firm from 1993 to 2006. He joined that firm in 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson has served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State's Attorney of Cook County. He is a former Chairman of the President's Intelligence Oversight Board. Governor Thompson also served on the National Commission on Terrorist Attacks Upon the United States (9-11 Commission). Governor Thompson attended the University of Illinois and Washington University, and he received his J.D. from Northwestern University in 1959.

        Governor Thompson is currently a member of the boards of directors of Navigant Consulting, Inc. and John Bean Technologies Corporation. He previously served as a director of FMC Corporation from 1991 to 2007 and as a director of FMC Technologies, Inc. from 2001 to 2009.

        The board of directors believes that Governor Thompson's qualifications and skills include, among other things, his extensive experience in state government as well as his legal background.

Class III Directors (term expires in 2012)

Richard A. Montoni
Age 59

        Richard A. Montoni has served as Chief Executive Officer, President and a director of MAXIMUS since 2006. Previously, Mr. Montoni served as our Chief Financial Officer and Treasurer from 2002 to

2006. Mr. Montoni served as Chief Financial Officer for Towers Perrin, a global professional services firm, during April 2006 before rejoining MAXIMUS and his appointment as Chief Executive Officer and President. Before his employment with MAXIMUS, he served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. in Broomfield, Colorado from 2000 to 2001. From 1996 to 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc., a NYSE-listed company in Englewood, Colorado where he also served as a director until 2002. Before joining CIBER, he was an audit partner with KPMG, LLP, where he worked for nearly 20 years. Mr. Montoni holds a Masters Degree in Accounting from Northeastern University and a Bachelor of Science degree in Economics from Boston University.

        The board of directors believes that Mr. Montoni's qualifications and skills include, among other things, his audit and financial experience together with his detailed knowledge of the operations of the Company as the current President and Chief Executive Officer.

Raymond B. Ruddy
Age 67

        Raymond B. Ruddy has served as one of our directors since 2004 and Vice Chairman of the Board of Directors since 2005. Mr. Ruddy retired from MAXIMUS in 2001. Before his retirement Mr. Ruddy served as the Chairman of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 until 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 until 1983. Mr. Ruddy received his M.B.A. from the Wharton School of Business of the University of Pennsylvania and his B.S. in Economics from Holy Cross College.

        The board of directors believes that Mr. Ruddy's qualifications and skills include, among other things, his consulting and financial experience as well as his knowledge of government programs from his prior service with the Company.

Wellington E. Webb
Age 69

        Wellington E. Webb has served as one of our directors since 2003. Since 2003 Mr. Webb has served as President of Webb Group International, an economic development and public relations consulting firm. Mr. Webb completed his third, four-year term as Mayor of the City and County of Denver, Colorado in 2003. Prior to first being elected as Mayor in 1991, he served at the state, local, and federal levels in several capacities including Denver City Auditor, Executive Director of the Colorado Department of Regulatory Agencies, and Regional Director of the U.S. Department of Health Education and Welfare. Mr. Webb's distinguished public career began in 1972 when he was elected to the Colorado House of Representatives. In 2009 Mr. Webb was nominated by President Obama and approved by the Senate to be Alternate Representative of the United States of America to the Sixty-fourth Session of the General Assembly of the United Nations. Mr. Webb holds a B.A. in Sociology from the Colorado State College at Greeley and a M.A. in Sociology from the University of Northern Colorado. He also holds honorary Doctorates from the University of Colorado at Denver, Metropolitan State College of Denver, University of Northern Colorado, Greeley Colorado and The American Baptist Seminary, Berkeley California.

        The board of directors believes that Mayor Webb's qualifications and skills include, among other things, his extensive experience in state and local government.

 CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

        Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act and our articles of incorporation and bylaws. Members of the board are kept informed of our business through discussions with the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. Our corporate governance practices are summarized below.

Board Leadership

        MAXIMUS has maintained separate Chief Executive Officer and Chairman of the Board positions since before the Company's initial public offering in 1997. Richard A. Montoni currently serves as Chief Executive Officer, and Peter B. Pond currently serves as Chairman of the Board. The Company believes that the separation of those roles is a good corporate governance practice that promotes board and director independence from the management team.

Board's Role in Risk Oversight

        The board of directors as a whole oversees the risk management of the Company. The Chief of Quality and Risk Management regularly reports to the board on operational and financial risks relating to the Company's projects. In addition, the Vice President of Compliance regularly reports to the Audit Committee about compliance with the Company's code of ethics and policies and procedures. The Audit Committee also oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls and liquidity. The Nominating and Governance Committee manages the risks associated with governance issues, such as the independence and performance of the board, and the Compensation Committee is responsible for managing the risks relating to the Company's executive compensation and succession plans and policies.

        Management regularly reports to the board or relevant committee on actions that the Company is taking to manage these risks. The board and management periodically review, evaluate and assess the risks relevant to the Company.

Corporate Governance Guidelines

        The board of directors has adopted Guidelines for Corporate Governance that set forth the practices of the board with respect to management review and responsibility, board composition, selection of directors, operation of the board and meetings, committees of the board, director responsibilities and tenure and evaluation of the board and committees. The Guidelines are available on our Corporate Governance web page at www.maximus.com/investor-relations/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

        From time to time, MAXIMUS and its subsidiaries may provide services to, and otherwise conduct business with, companies of which certain members of the board or members of their immediate families are or were directors or officers. To comply with the New York Stock Exchange listing standards, the Guidelines for Corporate Governance establish categorical standards under which the board views the following relationships as impairing a director's independence:

  •
  a director who is currently, or in the past three years has been, employed by the Company or by any subsidiary of the Company;

  •
  a director who has accepted, or has any family member who has accepted, payments from the Company or its affiliates in excess of $120,000 within the current fiscal year or any of the past three fiscal years (except for board services, retirement plan benefits, or non-discretionary compensation);

  •
  a director who has an immediate family member who is, or has been in the past three years, employed by the Company or any subsidiary of the Company as an executive officer;

  •
  a director who is a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company's securities) in the current fiscal year or in any of the last three fiscal years that exceed 2% of consolidated gross revenue for the business, or the Company, for that year, or that exceed $1,000,000, whichever is greater;

  •
  a director who is employed as an executive officer of another company where any of the Company's executive officers serves on that other company's compensation committee, or such a relationship has existed within the past three years; and

  •
  a director who (a) has been a partner or employee of the Company's outside auditor within the past three years, (b) has an immediate family member who is a current partner of such a firm, (c) has an immediate family member who is a current employee of such a firm and personally works on the Company's audit, or (d) had an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the Company's audit within that time.

        Apart from the categorical standards, the board of directors also assesses the materiality of a director's relationship with us to ensure that there is no material relationship that would adversely affect the director's independence.

        The board of directors in its business judgment has determined that the following eight directors are independent as defined by New York Stock Exchange listing standards: Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond, Raymond B. Ruddy, Marilyn R. Seymann, James R. Thompson, Jr. and Wellington E. Webb. None of our independent directors, their immediate family members, or employers, is engaged in relationships with us that the categorical standards cover and, as a result, each independent director meets our categorical standards. In addition, with the exception of Governor Thompson, none of the independent directors has any relationship with us, other than being one of our directors. Previously, the Company used Towers, Perrin, Forster & Crosby, Inc. ("Towers Perrin") as a compensation consultant. For a brief period following the merger of Towers Perrin and Watson Wyatt Worldwide, Inc., the Company had a relationship with the newly-formed entity, Towers Watson & Co., of which Mr. Haley is the Chairman and Chief Executive Officer. However, that relationship was terminated, and the Company retained a new compensation consultant.

        Governor Thompson is Senior Chairman of the law firm of Winston & Strawn in Chicago. Winston & Strawn has provided certain legal services to MAXIMUS from May 2000 to the present. In 2010, 2009 and 2008, MAXIMUS paid Winston & Strawn $150,609, $934,391 and $620,800, respectively, for legal and business consulting services. Outside of the scope of the categorical standards, the board of directors examined this relationship from a general "facts and circumstances" point of view. That is, the board considered the amounts paid to Winston & Strawn in light of all facts and circumstances involving the relationship, both from the Company's standpoint and from the standpoint of Winston & Strawn. The board concluded that Governor Thompson's relationship with Winston & Strawn does not impair his independence.

Code of Ethics

        We have adopted a code of ethics that applies to all employees including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at www.maximus.com/investor-relations/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

Board and Committee Meeting Attendance

        Our board expects that its members will prepare for, attend and participate in all board and applicable committee meetings. Our board of directors held 11 meetings during fiscal 2010. During our 2010 fiscal year, each director attended at least 75% of the aggregate of all board and applicable committee meetings held during the period that he or she served as a director with the exception of Mr. Haley who attended 71% of such meetings. It is worth noting that in his prior eight years of board service, Mr. Haley attended 96% of the aggregate of all board and applicable committee meetings. During 2010, Mr. Haley missed certain meetings due to commitments, including international travel obligations, arising from the merger of Towers, Perrin, Forster & Crosby, Inc. and Watson Wyatt Worldwide, Inc. We believe those were extraordinary circumstances that will not recur.

Executive Sessions

        Executive sessions where non-management directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled board meeting. Peter B. Pond, the Chairman of the Board, serves as chairman for executive sessions.

Communications with Directors

        Any director may be contacted by writing to him or her c/o MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190. Communications to the non-management directors as a group may be sent to the same address, c/o the Chairman of the Nominating and Governance Committee. We promptly forward such correspondence to the indicated directors.

Committees of the Board

        The standing committees of the board of directors are the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee

        The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management's conduct of our financial reporting processes and audits of our financial statements. The Audit Committee specifically reviews the financial reports and other financial information provided by the Company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process. The Audit Committee operates under a written charter originally adopted by the board in 2000, as subsequently amended. The Audit Committee's charter, as amended and currently in effect, is available on our Corporate Governance web page at www.maximus.com/investor-relations/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

        The members of the Audit Committee are Peter B. Pond (Chair), Paul R. Lederer, Raymond B. Ruddy, Marilyn R. Seymann, and Wellington E. Webb, each of whom is independent as defined by applicable New York Stock Exchange listing standards and SEC regulations governing the qualifications of audit committee members in effect on the date of this proxy statement. The board of directors has determined that all of the committee members are financially literate as defined by the New York Stock Exchange listing standards and that Mr. Pond qualifies as an audit committee financial expert as defined by regulations of the SEC.

        The Audit Committee held five meetings during fiscal 2010. For additional information regarding the committee, see "Audit Information—Report of the Audit Committee" below.

Nominating and Governance Committee

        The Nominating and Governance Committee is comprised of James R. Thompson, Jr. (Chair), John J. Haley, Paul R. Lederer, Peter B. Pond, Marilyn R. Seymann, and Wellington E. Webb, each of whom is independent as defined by applicable New York Stock Exchange listing standards governing the qualifications of nominating and governance committee members in effect on the date of this proxy statement. The Nominating and Governance Committee operates under a written charter originally adopted by the board in 2003, as subsequently amended. The Nominating and Governance Committee's charter, as amended and currently in effect, is available on our Corporate Governance web page at www.maximus.com/investor-relations/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190. The Nominating and Governance Committee met one time during fiscal 2010.

        The purpose of the Nominating and Governance Committee is to identify, evaluate and recommend candidates for membership on the board of directors and to establish and assure the effectiveness of the governance principles of the board and the Company. The committee considers, at a minimum, the following qualifications in recommending to the board potential new directors, or the continued service of existing directors:

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  personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

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  broad, policy-making level experience in business, government, academia or science to understand business problems and evaluate and formulate solutions;

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  experience and expertise that is useful to the Company and complementary to the background and experience of other directors;

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  willingness and ability to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the board and its committees;

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  commitment to serve on the board over a period of several years to develop knowledge about the Company's principal operations;

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  willingness to represent the best interests of all shareholders and objectively evaluate management performance; and

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  diversity of background and experience.

        The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the board of directors. Shareholders entitled to vote for the election of directors may submit candidates for consideration by the committee if it receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2012 annual meeting, the notice must be received within the time frame set forth in "Shareholder Proposals for Our 2012 Annual Meeting of Shareholders" below. To be in proper form, the notice must include each nominee's written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article I, Section 6, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

        Under the process we use for selecting new board candidates, the President and Chief Executive Officer, the Nominating and Governance Committee or other board members identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Chairman of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy the criteria and otherwise qualify for membership on the board may be presented to the Nominating and Governance Committee. A determination is made as to whether Nominating and Governance Committee members or board members have relationships with preferred candidates and can initiate contacts. The President and Chief Executive Officer and at least one member of the Nominating and Governance Committee interviews prospective candidates. The Nominating and Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.

Compensation Committee

        The Compensation Committee is responsible for reviewing, approving, and overseeing the administration of our compensation and benefit programs, evaluating their effectiveness in supporting our overall business objectives and ensuring an appropriate structure and process for management succession. Specifically, the committee is responsible for

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  evaluating the performance and setting the compensation of the Chief Executive Officer and other members of senior management,

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  reviewing the Company's compensation policies and practices,

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  reviewing executive succession plans, and

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  reviewing our executive development programs, including the performance evaluation process and incentive compensation programs.

        The Chief Executive Officer provides the Compensation Committee with the financial and strategic performance accomplishments of the executive management team and recommends raises, bonuses and long-term equity awards for those executives. From time to time the Compensation Committee also uses the services of Pay Governance LLC to conduct compensation surveys and to assist in structuring the Company's overall compensation program. The Compensation Committee operates under a written charter originally adopted by the board in 2003, as subsequently amended. The Compensation Committee's charter, as amended and currently in effect, is available on our Corporate Governance web page at www.maximus.com/investor-relations/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

        The members of the Compensation Committee are Marilyn R. Seymann (Chair), Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond, Raymond B. Ruddy and James R. Thompson, Jr., each of whom is independent as defined by applicable New York Stock Exchange listing standards governing the qualifications of compensation committee members in effect on the date of this proxy statement.

        The Compensation Committee held five meetings during fiscal year 2010. For additional information regarding the committee, see "Compensation Committee Report" below.

Annual Meeting Attendance

        We encourage members of the board of directors to attend the annual meeting of shareholders. All of our directors except Mr. Haley attended the 2010 annual meeting of shareholders.

EXECUTIVE OFFICERS

        Our executive officers and their respective ages and positions are as follows:

Name	Age	Position
Richard A. Montoni	59	Chief Executive Officer, President and Director
Mark S. Andrekovich	49	Chief of Human Capital and President Tax and Employer Services
John F. Boyer	63	President of Federal Services
Bruce L. Caswell	44	President of Health Services
David R. Francis	49	General Counsel and Secretary
Akbar Piloti	53	President of Human Services
David N. Walker	52	Chief Financial Officer and Treasurer

        The following information sets forth biographical information for all executive officers for the past five years. Such information with respect to Richard A. Montoni, the Company's Chief Executive Officer and President, is set forth above in the "Proposal 1—Election of Directors" section.

        Mark S. Andrekovich has served as our Chief of Human Capital since 2005. Since September 2008, he has also served as the President of our Tax and Employer Services Division. Prior to joining MAXIMUS, he worked for Banister International, a private human capital and executive search firm in Philadelphia, Pennsylvania, where he served as practice leader from 2003 to 2005. In addition, he has more than 25 years of comprehensive human resources experience with multi-national companies such as General Electric, Nordson Corporation and Cytec Industries.

        John F. Boyer has served as the President of Federal Services since 2005. Mr. Boyer served as President of our Health Services Group from 2004 to 2005, General Manager of our Health Services Strategic Business Unit from 2003 to 2004 and President of our Health Services Group from 2001 to 2003. Mr. Boyer has been with MAXIMUS since 1995, primarily in health-related services. Mr. Boyer has over 30 years of experience in health care delivery including clinical, administrative and managed care services.

        Bruce L. Caswell has served as the President of Health Services since 2007. Before that he was President of Operations from 2005 to 2007 and President of our Human Services Group from 2004 to 2005. Previously, he worked at IBM Corporation for nine years, serving most recently as Vice President, State and Local Government & Education Industries for IBM Business Consulting Services.

        David R. Francis has served as our General Counsel and Secretary since 1998. He has 25 years of legal experience having previously served in both law firm and in-house attorney positions.

        Akbar M. Piloti has served as the President of Human Services since 2007. Mr. Piloti has been with MAXIMUS since 1989 and has held several senior leadership roles including President of the Workforce Services division from 2000 to 2006 and Chief Operating Officer of the Operations Segment from 2006 to 2007. Mr. Piloti has over 30 years of experience in human services delivery.

        David N. Walker has served as our Chief Financial Officer and Treasurer since 2006. He served as our Vice President and Controller from 2002 to 2006. Mr. Walker served as Senior Vice President, Chief Financial Officer, and Controller for LCC International, in McLean, Virginia from 1999 through 2002. He has more than 25 years of financial management experience.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company's management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended September 30, 2010 and this Proxy Statement.

Compensation Committee

Marilyn R. Seymann, Chair
Russell A. Beliveau
John J. Haley
Paul R. Lederer
Peter B. Pond
Raymond B. Ruddy
James R. Thompson, Jr.

Compensation Committee Interlocks and Insider Participation

        All members of the Compensation Committee are independent outside directors. There are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.

Compensation Discussion and Analysis

General

        The Compensation Committee of our board of directors reviews and establishes the compensation of our executive officers, including the named executive officers, and provides oversight of our compensation programs. The Compensation Committee consists entirely of non-employee, independent members of our board of directors and operates under a written charter approved by the board of directors.

        During 2010, the Compensation Committee initially engaged Towers, Perrin, Forster & Crosby, Inc. ("Towers Perrin") to assist it in carrying out its responsibilities with respect to executive compensation. Following the merger of Towers Perrin and Watson Wyatt Worldwide, Inc., Mr. Haley resigned from the Compensation Committee in light of his position as Chief Executive Officer and Chairman of the newly-merged company, Towers Watson & Co. The Compensation Committee subsequently terminated its relationship with Towers Watson & Co. and contracted with Pay Governance LLC for those services, and Mr. Haley was reappointed to the committee. Pay Governance LLC was asked to review market conditions and peer company practices and to evaluate the Company's executive compensation programs against those benchmarks. Pay Governance LLC performed market analyses of peer group companies and the general market for executive talent, and made recommendations to the Compensation Committee as to the form of and incentive opportunities for executive compensation.

        Information on the Compensation Committee's processes and procedures for the consideration and determination of executive and director compensation is included under the caption "Corporate Governance and the Board of Directors—Committees of the Board—Compensation Committee."

Objectives of Our Compensation Program

        The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner that promotes our growth and profitability and advances the interests of our shareholders. Additional objectives of our executive compensation program are to:

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  align executive pay with shareholders' interests;

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  recognize individual initiative and achievements; and

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  unite the executive management team under common objectives.

Executive Compensation Principles

        The Company's primary focus is on longer-term earnings growth. Accordingly, we endeavor to align our compensation with building shareholder value and encouraging sound long-term decision making by our executives.

        Our executive compensation program consists of base salaries, cash incentive payments in the form of annual bonuses and long-term equity incentives. Long-term equity incentives generally are awarded in the form of restricted stock units ("RSUs"). Before 2007 long-term equity incentives also included stock options. Although the Company has made some stock option awards since then, primarily in connection with executive hires or promotions, the Company presently intends to make future equity awards in the form of RSUs.

        These components of executive compensation are used together to achieve an appropriate balance between cash and equity compensation and between short-term and long-term incentives. We expect a significant portion of an executive officer's total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable and other strategic objectives that will grow long-term shareholder value. Under our program, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

How Executive Pay Levels are Determined

        The Compensation Committee regularly reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full board of directors.

        The Company's Chief Executive Officer, the General Counsel/Secretary, the Chief of Human Capital and a representative from Pay Governance LLC regularly attend Compensation Committee Meetings. They are primarily responsible for providing analysis and recommendations to the Committee. In addition, the Secretary is responsible for documenting the minutes of each meeting, and the Chief Executive Officer and the Chief of Human Capital oversee the implementation of the Committee resolutions.

        In determining the compensation of our executive officers, the Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

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  our financial and operating performance, measured by attainment of specific objectives including earnings per share ("EPS") results, revenue growth, sales growth, client satisfaction, stock price performance and a variety of other financial and non-financial measures;

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  the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

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  internal pay equity considerations; and

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  comparative industry market data to assess compensation competitiveness.

        With respect to comparative industry data, the Compensation Committee reviews executive compensation (including the mix of base salary, bonus and equity compensation elements) and evaluates compensation structures of comparable companies with assistance from its executive compensation consultants, Pay Governance LLC. For these purposes, the committee reviewed compensation practices for several government contractors including SAIC, Unisys, CACI, ManTech, SRA, Ciber, Navigant and Sapient.

Components of Executive Compensation

        The elements of our compensation program in 2010 included base annual salary, short-term incentive compensation under our Management Bonus Plan ("MBP"), and long-term incentives through equity-based awards under our 1997 Equity Incentive Plan. We provide certain retirement benefits through our 401(k) savings plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

        Each of the three principal components of executive compensation is designed to reward and provide incentives to executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2010 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

  Base Salary

        Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

        The Compensation Committee approves the salaries for the executive officers. In establishing the salaries, the Compensation Committee balances the need to offer competitive salaries that will limit turnover with the need to maintain careful control of salary and benefit expenses.

        As described above, the Compensation Committee periodically reviews a compensation analysis prepared by the compensation consultant. The most recent study was conducted in June 2010. In years that a full study is not conducted, the Compensation Committee considers the average market increase for executive talent as provided by our consultant. The consultant will also conduct an annual competitive compensation review of the Chief Executive Office and Chief Financial Officer positions. The study reflects that our market for executive talent is broader than just the consulting or government outsourcing sector. As such, we review base pay, cash bonus, long term equity and total compensation data from an industry survey from Pay Governance LLC, adjusted for revenue size, as a comparator group. This survey reflects a large cross section of general industry companies and provides the Compensation Committee with a broad industry comparison. Individual salaries (except for the salary of the Chief Executive Officer) are recommended by the Chief Executive Officer to the Compensation Committee based on his subjective assessment in each case of the nature of the position, as well as the contribution, performance and experience of the executive officer.

        In making salary determinations for 2010, the Compensation Committee evaluated the financial and strategic contributions of the executive officers based on overall Company financial performance, business unit financial performance, achievements in implementing our long-term strategy, and the recommendations of the Chief Executive Officer. The Compensation Committee gives meaningful weight to the recommendations of the Chief Executive Officer, but the final decisions regarding executive salaries are made by the Compensation Committee. The Chief Executive Officer does not provide any input to the Compensation Committee regarding his own salary. That is determined by the Compensation Committee with the assistance and advice of the outside consultant.

        As President and Chief Executive Officer, Mr. Montoni is compensated pursuant to an employment agreement, which is described under "Supplemental Discussion of Compensation" below. He is eligible for base salary increases and bonuses as the Compensation Committee may determine. In making this determination for 2010, the Compensation Committee evaluated the performance of the Chief Executive Officer based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Board of Directors. As with executive officers generally, the Compensation Committee also considered compensation information provided by Pay Governance LLC. No particular weight was given to any particular aspect of the performance of the Chief Executive Officer. As described below, Mr. Caswell is also compensated pursuant to an employment agreement.

        The annual base salaries for our named executive officers for 2010 and the percentage change from 2009 are as indicated below. Base salaries for executive officers were held flat in 2010 in an effort to promote a greater level of pay for performance through the management bonus plan and long-term equity awards.

Name and Position	2010 Annual Salary	Percent Change From 2009
Richard A. Montoni Chief Executive Officer	$700,000	0%
John F. Boyer President of Federal Services	$412,000	0%
Bruce L. Caswell President of Health Services	$431,000	0%
Akbar Piloti President of Human Services	$347,000	0%
David N. Walker Chief Financial Officer	$410,000	0%

  Annual Cash Incentives

        Annual cash bonuses, under the Company's Management Bonus Plan ("MBP"), provide an opportunity for employees and executives to earn additional cash rewards for business and individual success. The amount of an individual's target MBP award is set as a percentage of base pay. The Compensation Committee established the percentages based on survey information originally provided by the compensation consultant, and they are intended to link a substantial portion of an executive's compensation to the overall performance of the Company. The actual bonus pool is determined by the Company achieving specific levels of EPS performance at threshold, target and superior levels. EPS performance over superior level results in additional bonus pool funding. These EPS goals are set by the Board at the beginning of the fiscal year and are aligned with shareholder expectations. The EPS goals and results are adjusted to exclude certain non-recurring events and other circumstances such as share repurchases, legal settlements or recoveries, gains or losses from discontinued operations, the effects of foreign currency fluctuations and the impacts of any mergers or acquisitions during the year. At the end of the fiscal year, the Committee evaluates the Company's EPS and strategic performance and approves the final amount of the bonus pool. Once the bonus pool is determined, individual awards are based on a combination of business unit and individual contributions.

        For fiscal year 2010, the EPS goals were as follows:

Level	FY10 EPS
Threshold	$3.00
Target	$3.10
Superior	$3.20

        Each executive's target bonus is set as a percent of base pay as follows: Mr. Montoni 70%; Mr. Walker 45%; Mr. Boyer 45%; Mr. Caswell 45% and Mr. Piloti 45%. In the case of Mr. Montoni and Mr. Walker, the Compensation Committee awards cash bonuses primarily based on the Company's achieving its EPS goals and other important corporate-wide initiatives. In 2010 those initiatives included the sale of the Company's ERP Solutions division, the acquisition of DeltaWare Systems, Inc. and the minimization of loss-making projects. In the case of Mr. Boyer, Mr. Caswell and Mr. Piloti, awards are primarily based on the Compensation Committee's determination of the financial performance of their respective business units compared with the plans set for those units at the beginning of the year. The actual awards reflect the contributions and impacts of the officers relative to their responsibilities.

        If the threshold level of performance is met, the Committee retains discretion to increase or decrease the bonus pool by 25%. If the threshold EPS level is not met, the Committee may fund a discretionary bonus pool to recognize individuals or groups of individuals who make exceptional contributions to the Company and to encourage retention of employees and executives. If the superior level of performance is exceeded, the bonus pool will be increased proportionately.

        In 2010, the Company achieved EPS of $3.62, exceeding the superior performance level. Moreover, the Company achieved important strategic objectives, including the divestiture of the ERP Solutions division. Mr. Montoni received a bonus of $700,000 or 143% of his target bonus. That amount reflected Mr. Montoni's contributions to the Company's success in delivering record earnings results in a challenging economic environment, growing and diversifying the core business base internationally, completing the divestiture of the Company's ERP Solutions division, completing the DeltaWare Systems, Inc. acquisition, and continuing to improve the risk profile of the Company's portfolio of projects. Mr. Walker earned a $400,000 bonus, or 217% of his target bonus, in recognition of his contributions to the financial performance of the Company including earnings growth from continuing operations of 26% over the previous year. Mr. Boyer earned a $200,000 bonus, or 108% of his target bonus, reflecting the performance of the Federal business unit and his co-leadership of initiatives in the Health Vertical. Mr. Caswell earned a $400,000 bonus, or 206% of his target bonus, reflecting the solid operating results of the Health Services segment and his emergence as a noted expert in health care reform issues. Mr. Piloti earned a $350,000 bonus, or 224% of his target bonus, reflecting superior results in the Human Services segment including substantial growth in the Company's businesses in Australia and the United Kingdom.

        Based on the foregoing, the bonuses awarded to the named executive officers for 2010 and 2009 were as follows:

Name	2010 Bonus	2009 Bonus
Richard A. Montoni Chief Executive Officer	$700,000	$500,000
John F. Boyer President of Federal Services	$200,000	$150,000
Bruce L. Caswell President of Health Services	$400,000	$250,000
Akbar Piloti President of Human Services	$350,000	$150,000
David N. Walker Chief Financial Officer	$400,000	$200,000

  Long-Term Equity Incentives

        The Compensation Committee may provide equity incentives to executive officers through long-term awards. In 2010, long-term equity incentives were made to executive officers in the form of restricted stock units ("RSUs"). These awards provide executive officers with an opportunity to accumulate our common stock and build wealth related to that ownership. The goal of the Compensation Committee in granting equity incentives is to directly link an executive's compensation opportunities with shareholder value creation.

        Long-term equity is awarded at the discretion of the Compensation Committee using various factors including retention considerations, individual performance of the executive, increases or decreases in an executive's job responsibilities and financial performance of the Company. The target award levels are based on the 50th to 75th percentiles of the Pay Governance LLC Total Compensation Study. For Mr. Montoni the target level is 2.5 times base salary, and for Mr. Boyer, Mr. Caswell, Mr. Piloti and Mr. Walker the target is 1.25 times base salary. Those targets are designed to link a significant portion of an executive's overall compensation and wealth to the long-term success of the Company.

        The Compensation Committee also employs a multi-year vesting of equity incentive awards. Before 2009, RSUs typically vested in equal installments over a six-year period. For awards in 2009 and later, RSUs vest in equal installments over a five-year period. The Compensation Committee believes that multi-year vesting focuses executive officers on consistent long-term growth of shareholder value and encourages retention.

        Long-term equity awards are generally made at the beginning of the fiscal year and take into consideration the scope of the executive's responsibility and the retention objectives of the Company as well as individual performance and the overall performance of the Company for the prior year. Target award levels are based on an individual's base salary for the year just ended. In November 2009, Mr. Montoni received a long-term equity award valued at $1,800,000 or approximately 103% of his target award; Mr. Boyer received an award valued at $450,000 or approximately 87% of his target award; Mr. Caswell received an award valued at $900,000 or approximately 167% of his target award; Mr. Piloti received an award valued at $450,000 or approximately 104% of his target award; and Mr. Walker received an award valued at $600,000 or approximately 117% of his target award.

Executive Equity Ownership Requirements

        Executive officers are required to hold a certain dollar value of equity in the Company. The Chief Executive Officer is required to hold equity equal to 200% of his base salary, and the other executive officers are required to hold equity equal to 150% of their base salaries. For these purposes, "equity" consists of shares owned directly by the officer and the "in-the-money" value of vested stock options.

Retirement, Deferred Compensation and Pension Plans

        We provide additional compensation to our executive officers through various plans which are also available to some or all of our employees. These plans are described below.

  401(k) Savings Plan

        Under our MAXIMUS, Inc. 401(k) Savings Plan, a tax-qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 75% of eligible earnings on a before-tax basis, up to a limit of $16,500, into their 401(k) Plan accounts. In addition, under the 401(k) Plan, the Company matches an amount equal to fifty cents for each dollar contributed by participating employees on the first 6% of their eligible earnings up to a maximum of $7,350. Amounts held in the 401(k) Plan accounts may not be withdrawn prior to the employee's termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

        For purposes of voluntary contributions, no more than $245,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan. Participants who reach age 50 before year end may also contribute, on a before-tax basis and without regard to the $16,500 limit, catch-up contributions of up to $5,500 per year which are not eligible for the employer match.

        We maintain the 401(k) Plan for our employees, including our named executive officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) Plan permits employees to make such savings in a manner that is relatively tax efficient.

  Deferred Compensation Plan

        The MAXIMUS Deferred Compensation Plan is a non-tax-qualified, deferred compensation plan offered by the Company to certain highly-compensated employees including the named executive officers. A participant may elect to defer receipt of up to 80% of salary, 100% of bonus payments and any excess 401(k) Plan refunds. Participants may also defer receipt of all or a portion of their RSU awards. Participants choose from investment alternatives which are used to measure the gains or losses that will be attributed to the participant's deferral account over time. RSU awards are maintained as stock units and distributed only in the form of shares of the Company's stock. The Company does not match any deferrals or guarantee any earnings. As required by IRS regulations, deferral elections are made in a year prior to the year in which the compensation is earned. Elections for the distribution of deferrals may be made during employment as an in-service withdrawal, in a lump sum or installments upon termination of employment, or as a lump sum payment in the event of a change in control of the Company. Distribution elections may be changed in accordance with IRS rules. The Company funds the plan through variable universal life insurance. Participants in the plan are general creditors of the Company for payment of their deferral accounts. The plan has been amended to comply with Section 409A of the Internal Revenue Code.

Severance Payments

        In 2006, the board of directors adopted an Income Continuity Program for our executive officers. The program provides each participant with compensation, benefits and rights if the following events occur:

  •
  we terminate the participant's employment without "cause," or a participant resigns for "good reason," within 36 months following a "change of control" (as each of those terms is defined in the program); or

  •
  the participant's employment is terminated one year prior to a change of control at the request of a party involved in such change of control, or otherwise in connection with or in anticipation of a change of control.

        The compensation, benefits and rights to which a participant would be entitled in such an event include the following items:

  •
  a lump sum cash payment equal to the sum of (i) any unpaid salary through the date of termination, (ii) any bonus earned but unpaid as of the date of termination for any previously completed year, (iii) reimbursement for any unreimbursed expenses incurred prior to the date of termination, and (iv) an amount equal to 200% (or 300% in the case of the Chief Executive Officer) of his or her base salary and bonus (which is defined as the higher of the individual's target bonus or the average of the actual bonuses paid over the previous three years);

  •
  the vesting of any unvested stock options, restricted stock units or similar equity incentives that are outstanding on the date of termination;

  •
  continued eligibility for employee benefits for a period of 24 months (or 36 months in the case of the Chief Executive Officer) following the date of termination;

  •
  a lump sum, payable within ten days following the date of termination, equal to $50,000, which is intended for outplacement and financial planning services; and

  •
  payments to cover certain excise taxes imposed on severance payments received by the participant, such that the executive maintains the same after-tax position had no excise tax obligation existed.

        The program also provides for the continuation of indemnification and director's and officer's liability insurance coverage as permitted by law and the potential reimbursement of the participant's costs and expenses in connection with any legal proceedings relating to the program.

        The initial term of the program continued until December 31, 2009 with automatic one-year renewals commencing on December 31, 2009 and each December 31 thereafter, unless we notify participants no later than October 31 of a particular year that we will not extend the program. The program nevertheless will remain in effect for not less than three years following a change of control.

        The lump sum cash payment for each of the named executive officers, if his employment had been terminated at the end of fiscal year 2010 following a change in control, is reflected in the table below. Each amount reflects current salary and target bonus and includes an estimated amount for continued employee benefits and outplacement and financial planning services, as described above.

 Severance and Change in Control Benefit Summary

	Cash-Based				Equity-Based
Name	Cash Severance	Misc. Benefits	Excise Tax Adjustment	Total Cash-Based	Stock-Based Awards	Total Pre-Tax Benefit
	($)	($)(1)	($)	($)	($)	($)
Richard A. Montoni Chief Executive Officer	3,570,000	95,000	0	3,665,000	5,890,250	9,555,250
John F. Boyer President of Federal Services	1,194,800	80,000	0	1,274,800	1,883,979	3,158,779
Bruce L. Caswell President of Operations	1,249,900	80,000	854,438	2,184,338	2,687,682	4,872,020
Akbar Piloti President of Human Services	1,006,300	80,000	631,872	1,718,172	1,464,619	3,182,791
David N. Walker Chief Financial Officer	1,189,000	80,000	776,872	2,045,872	2,343,304	4,389,176

(1)
The miscellaneous benefits amount includes $50,000 intended for outplacement and financial planning services, but which may be used for any purpose. It also includes 24 months worth of employee benefits (36 months in the case of the Chief Executive Officer) which include medical, dental, life insurance, disability and pension benefits made available to an executive (and his or her eligible dependents) prior to a change in control.

Tax Considerations

        Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to our Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). There is an exception to the $1,000,000 limit for performance-based compensation meeting certain requirements. Our incentive compensation generally is intended to satisfy those requirements to take advantage of permitted deductibility and to encourage performance. To maintain flexibility in compensating executive officers in a manner designed to promote Company goals, however, the Committee has not adopted a policy requirement for all compensation to be deductible.

Annual Compensation of Executive Officers

  Summary Compensation Table

        In the tables and discussion below, we summarize the compensation earned during fiscal years 2008, 2009 and 2010 by (1) our Chief Executive Officer, (2) our Chief Financial Officer, and (3) each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2010, collectively referred to as the "named executive officers."

 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)(1)	($)	($)(2)	($)
Richard A. Montoni	2010	700,000	1,800,000	700,000	58,409	3,258,409
Chief Executive Officer	2009	700,000	1,500,000	500,000	28,632	2,728,632
	2008	650,000	1,350,000	400,000	7,050	2,407,050
John F. Boyer	2010	412,000	450,000	200,000	24,141	1,086,141
President of Federal Services	2009	412,000	400,000	150,000	14,869	976,869
	2008	400,000	370,000	80,000	6,817	856,817
Bruce L. Caswell	2010	431,000	900,000	400,000	27,791	1,758,791
President of Health Services	2009	431,000	850,000	250,000	15,182	1,546,182
	2008	410,000	150,000	135,000	7,050	702,050
Akbar Piloti	2010	347,000	450,000	350,000	20,109	1,167,109
President of Human Services	2009	347,000	400,000	150,000	12,460	909,460
	2008	330,000	290,000	80,000	7,527	707,527
David N. Walker	2010	410,000	600,000	400,000	27,768	1,437,768
Chief Financial Officer	2009	410,000	500,000	200,000	16,356	1,126,356
	2008	390,000	536,000	130,000	7,050	1,063,050

(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit ("RSU") awards granted during the applicable year under our 1997 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers. Amounts disclosed in this column for fiscal 2009 and fiscal 2008 differ from the previously reported amounts for those fiscal years because they have been restated to reflect aggregate grant date fair values of equity awards awarded during the applicable fiscal year in accordance with FASB ASC Topic 718. Prior to fiscal 2010, the amounts reported reflected the dollar amount of expense recognized for financial statement reporting purposes for the applicable fiscal year. The relevant assumptions made in the valuations may be found in Notes 16 to the financial statements in the Company's Annual Report on Forms 10-K for the fiscal year ended September 30, 2010.

(2)
The amounts in this column reflect the Company match for 401(k) contributions and the value of dividend equivalents accrued on unvested RSUs.

  Supplemental Discussion of Compensation

        As described below, we have entered into employment agreements with Richard A. Montoni and Bruce L. Caswell. We have not entered into employment agreements with any of the other named executive officers. All compensation that we pay to our named executive officers is determined as described above in our "Compensation Discussion and Analysis" section.

        In 2006, we entered into an Executive Employment, Non-Compete and Confidentiality Agreement with Mr. Montoni in connection with his recruitment and appointment as our Chief Executive Officer and President. The employment agreement originally had a four-year term, provided that it could be terminated (i) upon the mutual written consent of the parties, (ii) in the event of Mr. Montoni's death or inability to perform his duties for a continuous period of 120 days or more or (iii) by us for "cause," as defined in the Company's Income Continuity Plan. The current term of the agreement continues until 2014. Mr. Montoni's base salary is presently $700,000, and he is eligible to receive an annual cash bonus under our management bonus program based on his and the Company's performance. Mr. Montoni's targeted bonus is 70% of his base salary. Mr. Montoni is also a participant in the Income Continuity Plan and is entitled to participate in stock option or similar plans that currently exist, or that may be established, by us from time to time. No severance amounts are owed if Mr. Montoni's employment is terminated for cause. If Mr. Montoni's employment is terminated without cause, or Mr. Montoni terminates his employment for good reason, prior to the expiration of the term of the employment agreement, Mr. Montoni will be entitled to receive the greater of (i) base salary and all benefits described above for the remainder of the term, including the vesting of restricted stock units and stock options or (ii) the severance benefits specified in the severance guidelines adopted by our Compensation Committee in 2006. Under those severance guidelines, in exchange for a release of any and all legal claims, an executive terminated for reasons other than cause would be entitled to an amount equal to one year's base salary (two year's base salary in the case of the Chief Executive Officer), the lesser of the executive's target bonus or actual bonus paid for the prior year, the continuation of benefits for one year, and one year's worth of executive outplacement services. The employment agreement subjects Mr. Montoni to confidentiality obligations, and contains certain customary non-compete restrictions on his present and future employment for a period of one year after his termination.

        Mr. Caswell's agreement was effective as of October 1, 2004 and continued for a two-year term at which point it converted to a month-to-month term. Mr. Caswell's base salary is presently $431,000, and he is eligible to receive an annual cash bonus under our annual bonus program based on his and the Company's performance. Mr. Caswell's targeted bonus is 45% of his base salary. Mr. Caswell is also a participant in the Income Continuity Plan and is entitled to participate in stock option or similar plans that currently exist, or that may be established, by us from time to time. No severance amounts are owed if Mr. Caswell's employment is terminated for cause. If Mr. Caswell's employment is terminated without cause, or Mr. Caswell terminates his employment for good reason, he would be entitled to receive a lump-sum severance payment equal to six months' base salary and the pro-rated portion of his current annual target bonus. The employment agreement also provides that Mr. Caswell will not compete with us during the term of his employment and for two years after its termination and that he will maintain our trade secrets in strict confidence.

  Grants of Plan-Based Awards Table

        The following table contains information concerning potential payouts under the Management Bonus Plan as well as actual grants of restricted stock unit awards to each of the named executive officers during the fiscal year ended September 30, 2010.

 Grants of Plan-Based Awards
Fiscal Year 2010

	Possible Payouts Under Non-Equity Incentive Plan Awards(1)
				All Other Stock Awards: Number of Shares of Stock or Units
						Grant Date Fair Value of Equity Awards
Name	Threshold	Target	Superior		Grant Date
	($)(2)	($)(3)	($)(4)	(#)		($)(5)
Richard A. Montoni	245,000	490,000	735,000	40,233	11/16/09	1,800,000
John F. Boyer	92,700	185,400	278,100	10,058	11/16/09	450,000
Bruce L. Caswell	96,975	193,950	290,925	20,116	11/16/09	900,000
Akbar Piloti	78,075	156,150	234,225	10,058	11/16/09	450,000
David N. Walker	92,250	184,500	276,750	13,411	11/16/09	600,000

(1)
These amounts reflect the potential range of payouts under the 2010 Management Bonus Plan.

(2)
Threshold has been established at 50% of the named individual's target bonus.

(3)
Each executive's target bonus is set as a percent of base pay as follows: Mr. Montoni 70%; Mr. Boyer 45%; Mr. Caswell 45%; Mr. Piloti 45% and Mr. Walker 45%.

(4)
Superior has been established at 150% of the named individual's target bonus; however, that amount does not constitute an upper limit and may be exceeded if the Company achieves earnings per share above the superior level.

(5)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit ("RSU") awards awarded during the applicable year under our 1997 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

  Supplemental Discussion of Awards

        Dividends are not paid on stock options. Dividends are paid on unvested RSUs in the form of additional RSUs. Those additional RSUs vest over the same period as the underlying awards on which they are paid. Once RSUs vest, they become shares of stock and are entitled to cash dividends and possess all other features of the Company's common stock. Stock options vest in equal annual installments over a four-year period. Before 2009, RSUs vested in equal annual installments over a six-year period. Beginning in 2009, RSU awards vest in equal installments over five years.

        As noted above, Mr. Montoni and Mr. Caswell have employment agreements with the Company. The other named executive officers are at-will employees.

  Outstanding Equity Awards at Fiscal Year-End Table

        In the table below, we list information on the holdings of unexercised stock options and unvested stock awards as of September 30, 2010 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
	(#)(1)	(#)(1)	($)		(#)		($)(2)
Richard A. Montoni	195,500	0	29.57	06/20/12
					1,099	(3)	67,684
					3,043	(4)	187,364
					24,881	(5)	1,532,163
					34,239	(6)	2,108,443
					32,390	(7)	1,994,570
John F. Boyer	18,738	0	36.69	01/03/12
	55,000	0	34.90	03/01/14
					1,099	(8)	67,684
					2,298	(4)	141,492
					3,151	(9)	194,052
					6,819	(5)	419,914
					9,130	(6)	562,218
					8,097	(7)	498,611
Bruce L. Caswell	50,000	0	27.94	10/18/14
	50,000	0	34.73	10/18/15
	15,000	5,000	27.27	10/18/16
	10,000	10,000	46.20	10/18/17
					2,765	(5)	170,240
					19,403	(6)	1,194,807
					16,194	(7)	997,223
Akbar Piloti					118	(8)	7,250
					477	(4)	29,373
					618	(9)	38,060
					5,344	(5)	329,106
					9,130	(6)	562,218
					8,097	(7)	498,611
David N. Walker	30,200	0	35.09	05/01/12
	1,750	0	24.40	11/18/12
					47	(8)	2,875
					477	(4)	29,373
					1,691	(4)	104,119
					3,752	(9)	231,049
					9,878	(5)	608,278
					11,412	(6)	702,773
					10,796	(7)	664,815

(1)
All stock options vest in equal annual installments over a four-year period from the grant date. For Mr. Montoni, 225,500 shares were granted on June 20, 2006. For Mr. Walker, 3,500 shares were granted on November 18, 2002, and 50,000 shares were granted on May 1, 2006. For Mr. Boyer, 70,000 shares were granted on March 1, 2004, and 18,738 shares were granted on January 3, 2006. For Mr. Caswell, 50,000 shares were granted on October 18, 2004, 50,000 shares were granted on October 18, 2005, 20,000 shares were granted on October 18, 2006, and 20,000 shares were granted on October 18, 2007.

(2)
The market value of the restricted stock is based on the $61.58 closing price of a share of our common stock, as reported on the New York Stock Exchange on September 30, 2010.

(3)
Restricted stock units will vest on March 31, 2011, the fifth anniversary of the grant.

(4)
One-half of these restricted stock units will vest on each of March 31, 2011 and March 31, 2012, the fifth and sixth anniversaries, respectively, of the grant.

(5)
One-fourth of these restricted stock units will vest on each of March 31, 2011, March 31, 2012, March 31, 2013 and March 31, 2014, the third, fourth, fifth and sixth anniversaries, respectively, of the grant.

(6)
One-fourth of these restricted stock units will vest on each of September 30, 2011, September 30, 2012, September 30, 2013 and September 30, 2014, the third, fourth, fifth and sixth anniversaries, respectively, of the grant.

(7)
One-fourth of these restricted stock units will vest on each of September 30, 2011, September 30, 2012, September 30, 2013 and September 30, 2014, the second, third, fourth and fifth anniversaries, respectively, of the grant.

(8)
Restricted stock units will vest on March 31, 2011, the sixth anniversary of the grant.

(9)
One-third of these restricted stock units will vest on each of March 31, 2011, March 31, 2012 and March 31, 2013, the fourth and fifth and sixth anniversaries, respectively, of the grant.

  Option Exercises and Stock Vested Table

        In the table below, we list information on the exercise of stock options and the vesting of stock awards during the year ended September 30, 2010 for each of the named executive officers.

Option Exercises and Stock Vested Fiscal Year 2010

	Option Exercises		Stock Awards Vested
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)(1)	(#)	($)(2)
Richard A. Montoni	30,000	870,600	26,093	1,600,701
John F. Boyer	15,000	392,645	9,880	604,766
Bruce L. Caswell	0	0	10,094	620,821
Akbar Piloti	4,032	59,815	6,574	403,388
David N. Walker	19,800	448,393	10,573	647,808

(1)
The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the exercise price of an exercised option and the closing price of the shares on the date of exercise.

(2)
The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting date.

  Nonqualified Deferred Compensation Table

        In the table below, we show the changes in the balance of the named executive officers' nonqualified deferred compensation plans during the year ended September 30, 2010.

Nonqualified Deferred Compensation Fiscal Year 2010

Name(1)	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
Bruce L. Caswell	118,415	—	39,872	—	364,548

(1)
Mr. Caswell is the only named executive officer who participates in the plan. Mr. Caswell deferred $100,000 of his 2010 bonus, $62,500 of his 2009 bonus, and $30,000 of his 2008 bonus.

DIRECTOR COMPENSATION

Director Compensation Table

        In the table below, we summarize the compensation paid to our non-employee directors in 2010.

Director Compensation
Fiscal Year 2010

Name	Fees Earned or Paid in Cash	Stock Awards		Option Awards	Total
	($)	($)(1)		($)(10)	($)
Russell A. Beliveau	62,500	42,495	(2)	—	104,995
John J. Haley	0	89,857	(3)	—	89,857
Paul R. Lederer	52,500	432,919	(4)	—	485,419
Peter B. Pond	0	632,824	(5)	—	632,824
Raymond B. Ruddy	0	147,395	(6)	—	147,395
Marilyn R. Seymann	67,500	64,999	(7)	—	132,499
James R. Thompson, Jr.	0	482,819	(8)	—	482,819
Wellington E. Webb	50,000	57,467	(9)	—	107,467

(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit ("RSU") awards awarded during the applicable year under our 1997 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. Prior to fiscal 2010, the amounts reported for stock awards reflected the dollar amount of expense recognized for financial statement reporting purposes for the applicable fiscal year. Because of that change, and because the Company has three directors up for election each year, the compensation for Mr. Lederer, Mr. Pond and Mr. Thompson reflect the restricted stock unit awards granted to them in connection with their re-election to the board of directors at the annual meeting of shareholders in 2010.

(2)
With respect to the award to Mr. Beliveau, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/18/10, $42,495. As of September 30, 2010, Mr. Beliveau had 10,482 unvested RSUs.

(3)
With respect to the awards to Mr. Haley, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 11/10/09, $2,481; 12/15/09, $2,479; 12/16/09, $4,987;

  1/13/10, $2,477; 3/17/10, $2,494; 3/18/10, $64,999, 4/15/10, $2,474; 5/4/10, $2,494; 6/15/10, $2,493; 6/16/10, $2,478. As of September 30, 2010, Mr. Haley had 18,461 unvested RSUs.

(4)
With respect to the awards to Mr. Lederer, the grant date fair value of the equity awards calculated under FASB ASC Topic 718 was as follows: 3/18/10, $432,919. As of September 30, 2010, Mr. Lederer had 19,459 unvested RSUs.

(5)
With respect to the awards to Mr. Pond, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 11/10/09, $5,009; 12/15/09, $2,479; 12/16/09, $4,987; 1/13/10, $2,477; 2/2/10, $2,500; 3/17/10, $2,494; 3/18/10, $585,422; 4/15/10, $2,474; 5/4/10, $4,987; 6/15/10, $2,493; 6/16/10, $5,017; 8/3/10, $2,481; 9/14/10, $4,999; 9/15/10, $5,005. As of September 30, 2010, Mr. Pond had 43,840 unvested RSUs.

(6)
With respect to the awards to Mr. Ruddy, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 11/10/09, $5,009; 12/15/09, $2,479; 12/16/09, $4,987; 1/13/10, $2,477; 2/2/10, $2,500; 3/17/10, $2,494; 3/18/10, $104,980; 4/15/10, $2,474; 6/15/10, $2,493; 6/16/10, $5,017; 8/3/10, $2,481; 9/14/10, $4,999; 9/15/10, $5,005. As of September 30, 2010, Mr. Ruddy had 30,234 unvested RSUs.

(7)
With respect to the awards to Dr. Seymann, the grant date fair value of the equity awards calculated under FASB ASC Topic 718 was as follows: 3/18/10, $64,499. As of September 30, 2010, Dr. Seymann had 10,772 unvested RSUs.

(8)
With respect to the awards to Mr. Thompson, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 11/10/09, $2,481; 12/15/09, $2,479; 12/16/09, $4,987; 1/13/10, $2,477; 3/17/10, $2,494; 3/18/10, $450,395; 5/4/10, $2,494; 6/15/10, $2,493; 6/16/10, $5,017; 9/14/10, $4,999; 9/15/10, $2,502. As of September 30, 2010, Mr. Thompson had 26,056 unvested RSUs.

(9)
With respect to the awards to Mr. Webb, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 11/10/09, $2,481; 02/02/10, $2,500; 3/18/10, $45,009; 5/4/10, $2,494; 8/3/10, $2,481; 9/15/10, $2,502. As of September 30, 2010, Mr. Webb had 17,948 unvested RSUs.

(10)
There were no option awards to directors in fiscal 2010. As of September 30, 2010, the following stock option awards were outstanding with respect to each director: Mr. Beliveau 16,687; Mr. Haley 39,297; Mr. Lederer 20,934; Mr. Pond 76,431; Mr. Ruddy 20,324; Dr. Seymann 36,798; Mr. Thompson 47,889; and Mr. Webb 11,329.

Fees Payable to Non-Employee Directors

        Directors who are also MAXIMUS employees do not receive additional compensation for their services as directors. Outside directors were paid as follows through fiscal year 2010:

  •
  A $65,000 annual retainer (at least $42,500 of which must be received in restricted stock units ("RSUs")), and a fee of $2,500 for each board and committee meeting in which they participate.

  •
  Mr. Pond received an additional $125,000 retainer for his services as Chairman of the Board and an additional $20,000 retainer for his services as Chairman of the Audit Committee.

  •
  Mr. Ruddy received an additional $35,000 retainer for his services as Vice Chairman of the Board.

  •
  Dr. Seymann received an additional $15,000 retainer for her services as Chair of the Compensation Committee.

  •
  Mr. Thompson received an additional $10,000 retainer for his services as the Chair of the Nominating and Governance Committee.

  •
  Directors may elect to receive all or a portion of their cash fees in RSUs granted under our 1997 Equity Incentive Plan.

  •
  Any director who is not a MAXIMUS employee is also eligible to receive RSUs upon election and re-election to the board. Under the plan, each award consists of 2,000 RSUs for each year of the term of office to which the director is elected or re-elected, with any period of term of office less than a year deemed a full year. All RSUs awarded to directors in lieu of cash fees have a minimum vesting period of three years, although directors may elect longer vesting periods. During fiscal year 2010, the eligible directors were Mr. Beliveau, Mr. Haley, Mr. Lederer, Mr. Pond, Mr. Ruddy, Dr. Seymann, Governor Thompson and Mr. Webb.

        From time to time, the Board may establish special committees to oversee particular matters. Directors receive $2,500 per special committee meeting.

        Prior to March 21, 2006, we used stock options instead of RSUs as the form of equity-based compensation for the directors' annual retainers and awards. Each RSU represents one share of common stock that is restricted due to a vesting period.

        We also permit our directors to participate in the health plan that we offer to our employees, although each director that elects to participant must pay the full cost of his or her own premiums in the plan. Currently, Mr. Beliveau, Mr. Pond and Mr. Ruddy are participants in this plan.

Director Equity Ownership Requirements

        Directors are required to hold at least $250,000 of equity in the Company. For these purposes, "equity" consists of shares owned directly by the director and the "in-the-money" value of vested stock options.

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

        The board of directors reviews and evaluates transactions involving the Company and related persons, including its officers, directors and principal shareholders in accordance with the requirements of the New York Stock Exchange. James R. Thompson, Jr., who has served as one of our directors since March 2001, is a partner at the law firm of Winston & Strawn in Chicago. Winston & Strawn has provided certain specialized legal services to MAXIMUS from May 2000 to the present as described in "Corporate Governance and the Board of Directors—Corporate Governance Guidelines." As discussed, the board of directors has reviewed the Company's relationship with Winston & Strawn and has determined that it serves the best interests of the Company and its shareholders.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

        We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 16 above), the compensation tables (beginning on page 24 above), and any related material contained in this Proxy Statement. We are providing this vote as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This proposal, commonly known as a "Say-on-Pay" proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

    "Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this Proxy Statement."

Discussion

        We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are closely aligned with the long-term interests of the Company and its shareholders. MAXIMUS has been successful in attracting and retaining highly-qualified executives who helped the Company deliver record earnings per share in 2010, and that performance was reflected in the value of our stock.

        The Compensation Committee evaluates the Company's compensation practices regularly to ensure that those practices are both responsible and properly aligned with the long-term interests of our owners. Those practices include:

  •
  increased emphasis on performance-based incentive compensation

  •
  no guarantees of salary increases, bonuses or equity awards

  •
  very modest executive benefits and perquisites

  •
  no extraordinary relocation benefits (including home buy-outs)

  •
  no repricing of stock options without mandatory shareholder consent

  •
  change-in-control payments based on a "double trigger" (i.e., a change in control coupled with a termination of employment)

  •
  equity ownership requirements for directors and executive officers

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  reasonable "burn rate" for equity awards

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  overall compensation in-line with comparable companies.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL CONTAINED IN THIS PROXY STATEMENT.

 PROPOSAL 3—ADVISORY VOTE ON FREQUENCY OF
VOTING ON NAMED EXECUTIVE OFFICER COMPENSATION

        We are requesting your advisory (non-binding) vote on how frequently shareholders will vote to approve the compensation of our named executive officers under the "Say-on-Pay" provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Act"). Under the Act, at least once every six years, shareholders will vote on a non-binding resolution as to whether future Say-on-Pay votes will occur every one, two or three years.

        The structure of the Company's executive compensation program has not changed materially in a number of years, and the Company does not anticipate any material changes to the program in the foreseeable future. Accordingly, the board of directors believes that a vote every three years on executive compensation will provide shareholders with meaningful input on the Company's compensation practices while minimizing repetitive annual votes on compensation practices.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF CONDUCTING A VOTE REGARDING THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION EVERY THREE YEARS.

 PROPOSAL 4—RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Audit Committee and the board of directors has appointed, and requests shareholder ratification of, the firm of Ernst & Young LLP as independent public accountants to audit our consolidated financial statements for the fiscal year ending September 30, 2011. Ernst & Young LLP has audited our consolidated financial statements for the fiscal years ended September 30, 2010 and 2009. A majority of the votes cast by holders of common stock is required for the ratification of the appointment of the independent public accountants.

        Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

        Although our Amended and Restated Bylaws do not require stockholder ratification or otherwise, as a matter of good corporate governance, the Board of Directors is requesting that stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2011.

 AUDIT INFORMATION

        The Audit Committee operates under a written charter that the board of directors has adopted. The members of the Audit Committee are independent as that term is defined in the listing standards of the New York Stock Exchange.

Fees of Independent Public Accountants

Audit Fees

        Fees for audit services totaled approximately $1,007,755 in the 2010 fiscal year and approximately $983,355 in the 2009 fiscal year. These fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, Sarbanes-Oxley Act Section 404 attest services and statutory audits required internationally.

Audit-Related Fees

        Fees for audit-related services primarily included services related to divestitures and totaled approximately $37,017 in the 2010 fiscal year and approximately $144,995 in the 2009 fiscal year. Audit-related services principally include due diligence services and accounting consultations.

Tax Fees

        Fees for tax services, including tax advice and tax planning, totaled approximately $22,488 in the 2010 fiscal year and approximately $21,260 in the 2009 fiscal year.

All Other Fees

        There were no fees for other services rendered to us by Ernst & Young LLP for the 2010 and 2009 fiscal years, other than the fees disclosed in the preceding three paragraphs of this proxy statement.

Report of the Audit Committee

        The Audit Committee is composed of five directors, each of whom is independent within the meaning of the listing standards of the New York Stock Exchange and SEC regulations. The Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

        Management is responsible for:

  •
  establishing and maintaining our internal control over financial reporting;

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  assessing the effectiveness of our internal control over financial reporting as of the end of each year; and

  •
  the preparation, presentation and integrity of our consolidated financial statements.

        Our independent registered public accounting firm is responsible for:

  •
  performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

  •
  expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

  •
  expressing an opinion as to management's assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

        The Audit Committee is responsible for:

  •
  the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

  •
  overseeing and reviewing our accounting and financial reporting processes.

        In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements for the year ended September 30, 2010 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Ernst & Young LLP, including the scope of the independent registered public accounting firm's responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

        The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU section 380). The Audit Committee has also received the written disclosures and the letter from

Ernst & Young LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP the firm's independence from the Company.

        In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Ernst & Young LLP its opinion as to both the effectiveness of our internal control over financial reporting and management's assessment thereof.

        Based upon its discussions with management and Ernst & Young LLP and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the Securities and Exchange Commission.

Audit Committee

Peter B. Pond (Chair)
Paul R. Lederer
Raymond B. Ruddy
Marilyn R. Seymann
Wellington E. Webb

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services.

SHAREHOLDER PROPOSALS FOR
OUR 2012 ANNUAL MEETING OF SHAREHOLDERS

        Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to our Corporate Secretary at least 45 days before the meeting. However, if we have given less than 60 days notice or public disclosure of the meeting, then we must receive a shareholder's notice within 15 days after our notice or disclosure was given. A shareholder notice must describe the proposed business or nominee and identify the shareholder making the proposal or nomination.

        Any proposal you intend to present at the 2012 Annual Meeting of Shareholders must be received by MAXIMUS at our principal office at 11419 Sunset Hills Road, Reston, Virginia 20190, Attention: Corporate Secretary, not later than September 30, 2011 if you wish to have it included in the proxy statement and form of proxy for that meeting.

        In addition, if we do not receive your proposal for presentation at the 2012 Annual Meeting at least 45 days before the meeting, then our management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the annual meeting, without having advised shareholders of the proposal in the proxy statement for the 2012 Annual Meeting.

 OTHER MATERIALS

        Our 2010 Annual Report, which includes our Annual Report on Form 10-K for our 2010 fiscal year as filed with the SEC on November 19, 2010, is being made available to you on the Internet along with this notice and proxy statement on or about January 25, 2011.

        Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for our 2010 fiscal year. Requests should be directed to the Vice President of Investor Relations, MAXIMUS, Inc., 11419 Sunset Hills Road, Reston, Virginia 20190.

By Order of the Board of Directors,
David R. Francis, Secretary

January 25, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000080967_1 R1.0.0.11033 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following Class II Directors: 1. Election of Directors Nominees 01 Russell A. Beliveau 02 John J. Haley 03 Marilyn R. Seymann MAXIMUS, INC. 11419 SUNSET HILLS ROAD RESTON, VA 20190-527ATTN: David Francis VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To cast an advisory vote to approve the compensation of the Named Executive Officers. The Board of Directors recommends you vote 3 YEARS on the following proposal: 3 years 2 years 1 year Abstain 3 To cast an advisory vote on whether shareholders will vote on Named Executive Officer compensation every one, two or three years. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 The ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2011 fiscal year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000080967_2 R1.0.0.11033 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . MAXIMUS, INC. Annual Meeting of Shareholders March 18, 2011 11:00 AM This proxy is solicited by the Board of Directors The shareholder hereby appoints David N. Walker, Dominic A. Corley and David R. Francis, and each of them acting singly, as the attorneys and proxies of the shareholder, with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on this ballot, all of the shares of capital stock of MAXIMUS, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held on March 18, 2011, and at all adjournments thereof, at the corporate headquarters at 11419 Sunset Hills Road in Reston, Virginia, hereby revoking any proxy heretofore given with respect to such shares. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side